Exhibit 10.38

[Constar, Inc. Letterhead]

December 1, 2003

Mr. Jerry Hatfield

4730 Cheshire Drive

Doylestown, PA 18901

Dear Jerry:

In consideration of your acceptance of your recent promotion that required you to relocate from Dallas to Philadelphia, and in consideration of the expenses that you incurred in connection therewith, I am pleased to offer you the following arrangements.

If your employment is terminated within 18 months of the date of this letter under conditions that entitle you to Severance Payments (as defined in the Agreement between you and Constar dated March 24, 2003 (the “Change in Control Agreement”)), then you shall also be entitled to the following:

1.	Reimbursement, upon provision by you to Constar of proper proof, for reasonable moving expenses and temporary housing (not to exceed 30 days) incurred within one year of the termination of your employment in relocating your principal residence to any location within the continental United States that is more than 50 miles from your principal residence at the time of the Change in Control (as defined in the Change in Control Agreement).

2.	Payment of the difference between the amount paid by you (the “Purchase Price”) for the purchase of your principal residence occupied at the time of the Change in Control (the “Residence”) and, if less, the gross amount received by you upon sale of the Residence (the “Sale Price”) within one year of your termination of employment, provided that you exercise all reasonable efforts to obtain the best possible Sale Price. In addition, to the extent that the difference between the Purchase Price and the Sale Price does not offset the following expenses, you will be reimbursed for such expenses: reasonable and customary real estate broker’s commissions prevailing in the relevant area; reasonable attorney fees (in attorney states) and escrow agent fees (in escrow states); notary and acknowledgment fees, excise stamps, tax certificates, conveyance fees, escrow fees, recording fees and survey fees; state and local real estate transfer taxes; mortgage prepayment penalty charges; and title insurance, title search expense or abstract expense. If you are unable to sell the Residence at or above the Purchase Price after four months of reasonable efforts to sell the Residence, Constar will purchase the Residence at the Purchase Price.

Please sign in the space below to acknowledge your agreement with the foregoing.

Sincerely,

/s/ Michael J. Hoffman
Michael J. Hoffman Chief Executive Officer

I agree to the foregoing terms and conditions as stated herein.

/s/ Jerry Hatfield	12/21/03
Jerry Hatfield Vice President – Operations	Date